Exhibit 19.1

CHROMOCELL THERAPEUTICS CORPORATION

Insider Trading Policy

For Employees, Officers and Directors

1.	Introduction, Scope and Purpose of Policy

In an effort to protect against prohibited “insider trading” by Chromocell Therapeutics Corporation (the “Company”) personnel, the Company’s Board of Directors (the “Board”) has adopted this insider trading policy (this “Policy”) applicable to directors, officers, employees, independent contractors and consultants, whether they work for the Company on a full-time, part-time, consulting, or temporary basis (for the purpose of this Policy, collectively, “associates”) of the Company and its subsidiaries, Section 16 Individuals (defined below), as well as certain additional persons enumerated herein. The purpose of this Policy is to state the Company’s requirement that all associates of the Company and its subsidiaries (and other persons subject to this Policy) comply fully with the laws prohibiting insider trading and tipping and to promote compliance with such laws. Questions regarding this Policy should be directed to the Chief Financial Officer. Violation of the laws prohibiting insider trading and tipping could result in substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million for individuals, and (3) civil penalties of up to the greater of $1 million and three times the profit gained, or loss avoided, so please take time to read and understand the provisions below.

2.	Definitions

(A)          10b5-1 Plans. 10b5-1 Plans are contracts, instructions, or plans intended to satisfy the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(B)           Insider. For purposes of this Policy, the term “Insider” refers to any person who, in the course of their employment or as a result of their relationship with the Company, is expected to regularly come into possession, or does come into possession, of material nonpublic information (“MNPI”) about the Company or its securities and/or of other entities. Therefore, in the case of the Company, directors and officers will be considered Insiders, as will other associates as well as independent contractors, auditors, consultants, attorneys, and other individuals who come into possession of such MNPI. A person may retain his or her Insider status even after leaving the Company.

(C)           Key Employees. Key Employees includes the president, each of the Chief Executive Officer, Chief Financial Officer, Chief Strategic Officer, Chief Medical / Scientific Officer, Executive Vice President, Senior Vice President or Vice President, Controller, executive support staff who work for any of the above-named officers, and any other person whose position or responsibilities place them in a position to know quarterly or annual financial results of the Company prior to public announcement.

(D)          Material information. Information is generally deemed material if a reasonable investor would consider such information important in making the decision to buy, sell, or hold a security to which the information relates; information reasonably likely to affect the price of a security will generally be material. Material information can be positive or negative and can relate to any aspect of the Company’s business or any type of Company security, whether debt, equity, or hybrid. It is not possible to define all categories of material information. While materiality is always a facts and circumstances determination, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information are:

●              Financial results or projections;

●              Major events regarding the Company’s securities, including the declaration of stock splits or stock dividends, calls, redemptions, repurchases, dividends, changes in dividend policy, or the possibility of a public or private offering of securities;

●              The possibility of mergers, acquisitions, joint ventures, tender offers, or takeovers, the possible initiation of a proxy fight, and similar business developments;

●              Significant changes in corporate objectives, operations, business plans, or strategy, or a restructuring;

●              A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

●              Development of a significant new drug candidate, product or service;

●              Execution or termination of significant agreements with suppliers, customers, and other business partners;

●              Significant related party transactions;

●              A purchase or sale by the Company or any subsidiaries of the Company’s securities, including a proposed public offering;

●              Defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing;

●              Major changes in previously-disclosed financial information;

●              Changes in debt ratings;

●              Unusual borrowings, changes in liquidity or new debt offerings;

●              A change in auditors or notification that the auditor’s reports may no longer be relied upon;

●              The disposition of a subsidiary or of material assets;

●              Significant or material legal exposure due to actual, pending or threatened litigation;

●              Significant developments in legal proceedings or regulatory actions;

●              Significant changes in management or relations among major shareholders (including a change in control), customers, or suppliers; and

●              Impending bankruptcy or financial liquidity problems.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances, and questions concerning the materiality of particular information should be resolved in favor of materiality, meaning securities transactions should be avoided.

(E)           Nonpublic information. Information is “nonpublic” if it has not been previously disclosed to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including in a report or other document filed with the U.S. Securities and Exchange Commission (the “SEC”) through its EDGAR website or through an established media outlet such as Dow Jones, Returns Economic Services, The Wall Street Journal, or The Associated Press; disclosure even to large groups of investors or analysts would not constitute public disclosure, and disclosure solely on the Company’s website may not constitute public disclosure. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public disclosure. In addition, even after a public announcement of material information, information will not be considered public until a sufficient time period has elapsed for the disclosed information to be absorbed by the market. Generally, information should not be considered public until at least two full trading days following the publication or release of such information.

(F)           Related Person. For purposes of this Policy, a Related Person includes: (1) your spouse, children, and anyone else living in your household and persons who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or adult children who consult with you before they trade in Company securities; (2) partnerships in which you are a general partner or corporations in which you are a controlling shareholder; (3) trusts of which you are a trustee; (4) estates in which you are an executor; and (5) any other entities that you control. This Policy applies to your Related Persons to the same extent that it applies to you, and therefore you should make them aware of their need to comply with this Policy and to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of persons or entities who would otherwise fall within the definition of Related Person where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Related Persons.

(G)           Securities Transactions. “Securities transactions” subject to this Policy include, among other things, open-market purchases and sales, gifts (other than gifts to Related Persons as such persons are subject to the restrictions of this Policy), placing a purchase or sell order, transactions in a 401(k) account or changes in 401(k) account allocation elections or contributions, and the sale of securities acquired upon the exercise of options or similar instruments. “Securities” refers not only to common stock but to all securities of the Company or other applicable entity, including but not limited to bonds, debentures, options, warrants, and partnership or limited liability company interests.

(H)          Section 16 Individuals. Each member of the Board, any person owning more than 10% of any registered class of the Company’s equity securities (a “10% holder”) , those officers of the Company designated by the Board to be “Section 16 Reporting Officers,” including but not limited to the Company’s chief executive officer; chief financial officer; controller; vice-president(s) in charge of a principal business unit, division or function, or; any other officer who performs a significant policy-making function and any other person who performs similar policy-making functions for the Company, and their respective family members and others in their households, are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC (the “Section 16 Individuals”). Section 16 Individuals must obtain prior approval of all trades in Company securities from the Chief Financial Officer in accordance with the procedures set forth below in Section 3, and may not trade during any Blackout Period (as defined below in Sections 3(C) and 3(D)). For the avoidance of doubt, the pre-approval procedures and prohibitions on trading during any Blackout Period may apply to other personnel, such as Insiders, Key Employees or others, as set forth herein.

3.	Guidelines

(A)          Non-disclosure of MNPI. Insiders must maintain the confidentiality of any MNPI about the Company or about other entities (including information about transactions being considered by the Company that involve other entities) obtained while carrying out their duties to the Company. You may not disclose such information to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors, outside legal counsel, or outside accountants) whose positions require them to know it, until such information has been publicly disclosed. If any MNPI is inadvertently disclosed, the facts of such disclosure should be immediately reported to the Chief Financial Officer.

(B)           Prohibited Trading in Company Securities. Insiders may not engage in transactions in Company securities (nor recommend that another person or entity do so), either directly or through a Related Person or any other person or entity, while in possession of MNPI about the Company or its securities.

(C)           Quarterly Trading Restrictions (“Blackout” Periods). Insiders and Section 16 Individuals may not engage in securities transactions in Company securities (either directly or indirectly) or recommend that others do so during the period beginning 10 business days before the end of a fiscal quarter and ending two full business days after the public release of the Company’s quarterly (or in the case of the fourth fiscal quarter, quarterly and annual) earnings results.

(D)          Additional Blackout Periods. In addition to the quarterly blackout period set forth in Section 3(C) above, the Company may also impose from time to time temporary blackout periods prohibiting all transactions in Company securities by all or certain Insiders and Section 16 Individuals, including in instances when items of significant importance have been communicated to associates prior to its public disclosure. These temporary blackout periods can extend into, and remain in place beyond, the Company’s normal recurring quarterly blackout period. The Company will notify you if you are subject to a blackout period. You must not communicate the imposition of a temporary blackout to any other person.

(E)           No Trading or Establishing Rule 10b5-1 Plans without Pre-Approval. Key Employees and Section 16 Individuals are required to receive approval from the Chief Financial Officer before buying or selling Company securities (or otherwise making any transfer, gift, pledge or loan thereof). In addition, Key Employees and Section 16 Individuals (other than 10% holders) are required to receive approval from the Chief Financial Officer prior to establishing a 10b5-1 Plan. 10% holders are required to notify the Company before entering into any 10b5-1 Plan. The Chief Financial Officer is required to receive approval related to 10b5-1 Plans from the Chief Executive Officer. Pre-approval may be requested by submitting the “Request for Prior Approval of Stock Trading” (see Exhibit A attached to this Policy) to the Chief Financial Officer. The approval will be evidenced by a countersigned certification. If a Key Employee or Section 16 Individual does not trade within seven calendar days of receiving the countersigned certification, such Key Employee or Section 16 Individual must re-sign and re-submit the pre-approval request. Pre- approval is not required for purchases and sales of stock under an approved 10b5-1 Plan described in Section 3(F) below.

(F)            Trading via 10b5-1 Plans.

The Chief Financial Officer requires that each 10b5-1 Plan entered into by a director or Key Employee (including any Section 16 Reporting Officer) include a representation from the individuals adopting the 10b5-1 Plan that such individual (i) is not aware of any MNPI about the Company or its subsidiaries or the Company securities and (ii) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

Additionally, any 10b5-1 Plan will be subject to a “cooling off period” as described below.

(a)	Each 10b5-1 Plan adopted by a director or Section 16 Reporting Officer must provide that trading under the 10b5-1 Plan cannot begin until the later of (i) 90 days after the adoption of the 10b5-1 Plan or (ii) two business days following the disclosure of Company’s financial results in a 10-Q or 10-K for the fiscal quarter in which the 10b5-1 Plan is adopted (but, in either case, not to exceed 120 days following the adoption of the 10b5-1 Plan).

(b)	Each 10b5-1 Plan adopted by a Related Person other than a director or Section 16 Reporting Officer must provide that trading under such 10b5-1 Plan cannot begin until at least 30 days after the adoption of such 10b5-1 Plan.

(c)	Any change to the amount, price, or timing of the purchase or sale of Company securities underlying a 10b5-1 Plan constitutes termination of the 10b5-1 Plan and the adoption of a new 10b5-1 Plan, which triggers the “cooling-off” period described above.

(G)           Tipping. Insiders may be liable for, and are prohibited from, communicating or “tipping” MNPI to any third party (a “tippee”). A person may qualify as a tippee even if he or she is not a Related Person. Insider trading violations are not limited to the disclosure of MNPI or the use of such information by Insiders. Persons other than Insiders, including tippees, may be liable for insider trading if they trade or take other action based on MNPI that has been misappropriated.

(H)           Certain Transactions. To avoid the appearance of impropriety or inadvertent violations of insider trading restrictions, Insiders (and, where indicated, associates generally) may not engage in the types of transactions set forth below:

(a)	Short Sales. Short sales of Company securities (i.e., the sale of shares of Company common stock that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by directors, officers, and associates are prohibited.

(b)	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or associate is trading based on MNPI and focus a director’s, officer’s, or other associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, by directors, officers, and associates are prohibited.

(c)	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, or associate to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or associate may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and associates are prohibited from engaging in any such transactions.

(d)	Margin Accounts and Pledges. Securities held in margin accounts or pledged as collateral may be sold by the broker or lender without the account holder or debtor’s consent if he or she fails to meet a margin call or defaults on the loan. Because a margin or foreclosure sale could occur at a time when the holder/debtor is aware of MNPI or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

(e)	Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations due to the lack of control over the timing of purchases or sales that result from standing instructions to a broker because the broker could execute a transaction when the Insider is in possession of MNPI about the Company. Therefore, Insiders are prohibited from placing standing or limit orders on Company securities.

(f)	No Short-term Trading. If a Related Person purchases or sells Company securities, such Related Person may not conduct an opposite way transaction in any Company securities of the same class for at least six (6) months after the purchase or sale.

(I)            Trading in Other Securities. Insiders may not engage in transactions in the securities of another entity (nor recommend that another person or entity do so), either directly or through a Related Person or any other person or entity, while in possession of MNPI about the other entity or its securities obtained through his or her position at or the carrying out of his or her duties to the Company, as the authorities view that as “shadow trading” (as defined below) the MNPI and therefore may hold Insiders liable for insider trading based on that action.

“Shadow trading” is an emerging theory under the federal securities laws. The SEC has recently alleged that an employee of one company misappropriated MNPI concerning its employer and then committed insider trading by purchasing options in a close competitor of the employer. Although the MNPI did not relate to the close competitor, the employee anticipated that the competitor’s stock price would materially increase on the news of its employer’s acquisition and that the MNPI was material to the competitor. To that end, the Company forbids any employee from trading in the securities of any company in the Company’s industry segment without the pre-clearance or pre-approval of the Chief Financial Officer while in possession of MNPI about the Company, its subsidiaries or Company securities. Absent such approval, employees may not trade in the Company’s industry segment. This is because confidential information about one company can be material to other companies, and insider trading liability might attach even when the information at issue is not directly related to the Company.

(J)            Prohibitions and Restrictions on 10b5-1 Plans. Subject to the exceptions described in Section 3(K), the following prohibitions and restrictions apply to any Related Person who has adopted a 10b5-1 Plan:

(a)	No Overlapping Plans. No Related Person may have more than one 10b5-1 Plan for purchases or sales of Company securities on the open market during the same period; provided, however, that a series of separate contracts with different broker-dealers or other agents acting on behalf of such Related Person may be treated as a single 10b5-1 Plan if all such contracts, when taken together as a whole, satisfy all the applicable conditions of, remain subject to, Rule 10b5-1(c)(1) under the Exchange Act; and

(b)	Restrictions on Single-Trade Plans. No Related Person may have more than one single-trade 10b5-1 Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of Company securities as a single transaction.

(c)	Entry Into and Modifications of 10b5-1 Plans. Subject to Section 3(F), no Key Employee may enter into, modify or terminate a 10b5-1 Plan during a blackout period, unless otherwise approved by the Chief Financial Officer.

(K)           Exceptions.

(a)	General Exceptions. The restrictions set forth in Sections 3(B), (C), (D), (E), (I) and (J) do not apply to the exercise of stock options for cash under any Company equity compensation plan as the other party to the transaction is the Company itself and the price is fixed by the terms of the option agreement or the plan (but note that such requirements do apply to any sale of stock acquired by exercising any such option, including any such sale as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option). Similarly, such limitations do not apply to the sale of shares of Company common stock to the Company pursuant to any stock repurchase program approved by the Board.

(b)	10b5-1 Trading Plans. (i) With respect to overlapping 10b5-1 Plans, a Related Person may have two separate 10b5-1 Plans provided (i) there is no overlap in timing of trades between the two plans, and trading under the earlier-commencing plan concludes or expires before trading is authorized under the later-commencing plan, and (ii) the separate 10b5-1 Plans satisfy all other conditions applicable to 10b5-1 Plans. (ii) With respect to overlapping 10b5-1 Plans, a Related Person may have separate 10b5-1 Plans for “sell-to-cover” transactions in which a Related Person instructs an agent to sell Company securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional 10b5-1 Plan must only authorize qualified “sell-to-cover” transactions. (iii) With respect to single-trade 10b5-1 Plans, a Related Person may have a single-trade 10b5-1 Plan for “sell-to-cover” transactions.

(c)	Gifts. This Policy does not apply to bona fide gifts of Company securities. Related Persons should consider the appearance of any gift viewed in hindsight. Key Employees and Section 16 Individuals: (i) are required to obtain pre-approval from the Chief Financial Officer for gifts of Company securities, and (ii) if Company securities are transferred to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity and the director or Key Employee controls the investment and voting decisions of the trust or entity, the director or Key Employee has to confirm in writing that he/she will not permit the trust or entity to trade Securities during a blackout period or otherwise in violation of this Policy.

4.	Reporting Requirements

This Policy prohibits short-term trading as described in Section 3(H). U.S. federal securities laws impose additional restrictions on short-term trading. As such, Section 16 Individuals are subject to short-swing profit recovery provisions under U.S. federal securities laws, and Section 16 Individuals must report changes in their beneficial ownership of Company securities with the SEC. The Company will generally assist with the filings required under Section 16 of the Exchange Act on behalf of such Section 16 Individuals. Any Section 16 Individuals who does not hold Company securities through the Company’s stock administrator, if any, in addition to having the transaction pre-approved as required herein, must, no later than upon execution, report to the Chief Financial Officer the details of every transaction involving Company securities in which such person engages.

5.	Individual Responsibility

Insiders and Section 16 Individuals have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of MNPI. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy and that any Related Person also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company or any associate or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

In addition, Key Employees and Section 16 Individuals should keep in mind other requirements applicable to the sale of Company securities by them, in particular, compliance with Rule 144 promulgated under, or Section 4(a)(7) of, the Securities Act of 1933, as amended, and be prepared to comply with such requirements in connection with any transactions in Company securities.

If you have any questions regarding this Policy or whether you possess MNPI, it is always advisable to consult with the Chief Financial Officer prior to engaging in any securities transaction.

Adopted on February 14, 2024, subject to the effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering.

EXHIBIT A

CHROMOCELL THERAPEUTICS CORPORATION

PRE-CLEARANCE CERTIFICATION

This Certification is to be submitted by any “Insider” before initiating any transactions in Chromocell Therapeutics Corporation (the “Company”) securities. An “Insider” is defined in the Company’s Insider Trading Policy.

CERTIFICATION

I certify that:

1.       I have read and understand the Chromocell Therapeutics Corporation Insider Trading Policy (the “Policy”). I understand that the Company’s Chief Financial Officer is available to answer any questions I have regarding the Policy.

2.       I hereby certify that I am not in possession of any “material, non-public information” concerning the Company, as described in the Company’s Insider Trading Policy.

3.       I understand that, if I trade while possessing such information, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. I also acknowledge and understand that I am not permitted to trade until an authorized approval signature is provided below.

Requester signature	Date

Authorized approval signature	Date

Note: This form is not required in the case of (a) the exercise of stock options acquired under a Company equity compensation plan if the exercise price is paid by the option holder in cash and no shares are sold in the market, (b) a person’s election to direct the Company to withhold shares that are subject to an option in order to meet tax withholding requirements provided no shares are sold in the market, (c) the vesting of equity awards or an election to have the Company withhold shares to fulfill tax withholding requirements when the stock vests or (d) gifts made during open window periods. This form is required in the case of a cashless broker-assisted sale of stock and other market sales designed to generate cash to satisfy an option’s exercise price or to satisfy tax withholding obligations on the vesting of restricted stock or restricted stock units.

*Signed certifications should be submitted to the Chief Financial Officer at frank@chromocell.com.

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